Exhibit 99.3

Offers to Exchange
Of
Bank of America Corporation

To Registered Holders and Depositary Trust Company Participants:

We are enclosing the materials listed below in connection with Bank of America Corporation’s (“Bank of America”) offers to exchange (the “exchange offers”) all of its outstanding 5.42% Subordinated Notes due March 15, 2017, or the “old 2017 notes,” for its 5.42% Subordinated Notes due March 15, 2017, or its “new 2017 notes,” and all of its outstanding 5.49% Subordinated Notes due March 15, 2019, or its “old 2019 notes,” for its 5.49% Subordinated Notes due March 15, 2019, or its “new 2019 notes.” The old 2017 notes and the old 2019 notes, which were not registered under the Securities Act of 1933, as amended (the “Securities Act”), are collectively referred to herein as the “old notes.” The new 2017 notes and the new 2019 notes, which have been registered under the Securities Act, are collectively referred to herein as the “new notes.” The exchange offers are being made upon the terms and subject to the conditions set forth in the Prospectus, dated           , 2007 (the “Prospectus”), and the related Letter of Transmittal (the Letter of Transmittal”).

Enclosed herewith are copies of the following documents:

1. Prospectus;

2. Letter of Transmittal;

3. Notice of Guaranteed Delivery;

4. Instructions to Registered Holder and/or Book-Entry Transfer Participant from Beneficial Owner; and

5. Letter which may be sent to your clients for whose account you hold old notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client’s instruction with regard to the exchange offers.

We urge you to contact your clients promptly. Please note that the exchange offers will expire at 5:00 p.m., New York City time, on          , 2007, unless extended by Bank of America.

The exchange offers are not conditioned upon any minimum number of old notes being tendered.

Pursuant to the Letter of Transmittal, each holder of old notes will represent to Bank of America that:

(i) the holder has full power and authority to tender, exchange, assign and transfer the old notes tendered, and will acquire good and unencumbered title to the old notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale arrangements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the old notes are accepted by Bank of America;

(ii) the new notes being acquired pursuant to the exchange offers are being acquired in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder of old notes;

(iii) neither the holder of the old notes nor any other person acquiring the new notes pursuant to the exchange offers through such holder, whether or not that person is the holder of old notes, is participating in or has an intent to participate in a distribution of the new notes;

(iv) neither the holder of the old notes nor any other person acquiring the new notes pursuant to the exchange offers through such holder, whether or not that person is the holder of old notes, has an arrangement or understanding with any other person to participate in a distribution of the new notes; and

(v) neither the holder of the old notes nor any other person acquiring the new notes pursuant to the Exchange Offers through such holder, whether or not that person is the holder of old notes, is an “affiliate,” as defined in Rule 405 under the Securities Act, of Bank of America.

If the holder of old notes is a broker-dealer that acquired the old notes directly from Bank of America in the initial offering and not as a result of market-making activities or if any of the foregoing representations and warranties are not true, then such holder of old notes is not eligible to participate in the exchange offers, cannot rely on the interpretations of the staff of the Securities and Exchange Commission in connection with the exchange offers and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the holder’s notes.

If the holder of old notes or any other person acquiring the new notes pursuant to the exchange offers through such holder, whether or not that person is the holder of old notes, is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, it will represent and warrant to Bank of America pursuant to the Letter of Transmittal that it will deliver a prospectus in connection with any resale of new notes. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Instructions to Registered Holder from Beneficial Owner contains an authorization by the beneficial owners of the old notes for you to make the foregoing representations.

Bank of America will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent for the exchange offers) in connection with the solicitation of tenders of old notes pursuant to the exchange offers. Bank of America will pay or cause to be paid any transfer taxes payable on the transfer of old notes to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

Additional copies of the enclosed material may be obtained from the undersigned.

Very truly yours,

The Bank of New York Trust Company, N.A.

NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS WILL CONSTITUTE YOU THE AGENT OF BANK OF AMERICA OR THE EXCHANGE AGENT OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

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